                                 Member-Managed
                             Operating Agreement of
       NAP Property Managers, LLC, a California Limited Liability Company

     This Operating Agreement ("Agreement") is entered into this 9th day of October, 1996 by and among the signatories to this Agreement.

                              Explanatory Statement

     NAP Property Managers, a California general partnership, and the individual general partners thereof, desire to convert and transform that general partnership into, and to become, a limited liability company under the laws of the State of California. Accordingly, the parties have agreed to conduct their activities as previously conducted under and as a general partnership, as a limited liability company in accordance with the terms and subject to the conditions set forth in this Agreement. It is further their intention that the limited liability company be taxed as a partnership for federal income tax purposes.

     NOW, THEREFORE, the parties agree as follows:

                                    Article I
                                  Defined Terms

     The following capitalized terms shall have the respective meanings specified in this Article I. Capitalized terms not defined in this Agreement shall have the meanings specified in the Act.

     "Act" means the Beverly-Killea Limited Liability Company Act (California Corporation Code Section 17000 et seq), as amended from time to time.

     "Adjusted Capital Account Deficit" means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

     (I) the deficit shall be decreased by the amounts which the Interest Holder is obligated to restore pursuant to Section 4.4.2 or is deemed obligated to restore pursuant to Regulation Sections 1.704-1(b)(2)(ii)(c)) l.704-2(g), and 1.704-2(I)(5); and

     (ii) the deficit shall be increased by the items described in Regulation Sections 1.704-l(b)(2)(ii)(d)(4), (5), and (6).

     "Adjusted Capital Balance" means, as of any day, an Interest Holder's total Contributions less all amounts actually distributed to the Interest Holder pursuant to Section 4.2.3.4.1 and 4.4


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hereof. If any Interest is transferred in accordance with the terms of this
Agreement, the Transferee shall succeed to the Adjusted Capital Balance of the transferor to the extent the Adjusted Capital Balance relates to the Interest transferred.

     "Affiliate" means (a) a Person directly or indirectly controlling, controlled by, or under common control with another Person; (b) a Person owning or controlling 10 percent or more of the outstanding voting securities or beneficial interests of another Person; (c) an officer, director, partner, or member of the immediate family of an officer, director or partner, of another Person; and/or (d) any affiliate of any such Person.

     "Agreement" means this Operating Agreement, as amended from time to time including each exhibit hereto.

     "Assignee" means the Person who has acquired an Economic Interest in the Company but is not a Member.

     "Capital Account" means the account to be maintained by the Company for each Interest Holder in accordance with the following provisions:

     (I) an Interest Holder's Capital Account shall be credited with the amount of money and the fair market value of any property contributed to the Company (net of liabilities secured by such property that the Company either assumes or to which such property is subject), the amount of any Company unsecured liabilities assumed by the Interest Holder, and the Interest Holder's distributive share of Profit and any item in the nature of income or gain specially allocated to the Interest Holder pursuant to the provisions of Section
4.3 (other than Section 4.3.3); and

     (ii) an Interest Holder's Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder (net of liabilities secured by such distributed property that the Interest Holder either assumes or to which such property is subject), the amount of any unsecured liabilities of the Interest Holder assumed by the Company, and the Interest Holder's distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of Section 4.3 (other than Section 4.3.3).

     If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. If the book value of Company property is adjusted pursuant to Section 4.3.3, the Capital Account of each Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-l(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.


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

     "Capital Proceeds" means the gross receipts received by the Company from a Capital Transaction.

     "Capital Transaction" means any transaction not in the ordinary course of business which results in the Company's receipt of cash or other consideration other than Contributions, including, without limitation, proceeds of sales, exchanges, or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards, and insurance proceeds.

     "Cash Flow" means all cash derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the Members. Cash Flow shall not include Capital Proceeds but shall be increased by the reduction of any reserve previously established.

     "Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding revenue law.

     "Company" means the limited liability company formed in accordance with this Agreement.

     "Contribution" means any money, property, or services rendered, or a promissory note or other binding obligation to contribute money or property, or to render services as permitted in this title, which a Member contributes to a Limited Liability Company as capital in that Member's capacity as a Member pursuant to an agreement between the Members, including an agreement as to value.

     "Economic Interest" means a person's right to share in the income, gains, losses, deductions, credit, or similar items of, and to receive Distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to Vote or to participate in management, or any right to information concerning the business and affairs of the Company.

     "Interest Holder" means any Person who holds an Economic Interest, whether as a Member or as an Assignee of a Member.

     "Involuntary Withdrawal" means, with respect to any Member, the occurrence of any of the events described in paragraph 6.1 other than 6.4.1.

     "Member" means any person who executes a counterpart of this Agreement as a Member and any Person who subsequently is admitted as a Member of the Company.


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

     "Member Loan Nonrecourse Deductions" means any Company deductions that would be Nonrecourse Deductions if they were not attributable to a loan made or guaranteed by a Member within the meaning of Regulation Section 1.704-2(I).

     "Member Nonrecourse Debt Minimum Gain" has the meaning set forth in Regulation Section 1.704-2(I)(2) (determined by substituting "Member" or "Interest Holder" for "partner").

     "Membership Interest" means a Member's rights in the Company, collectively, including the Member's Economic Interest, any right to vote or participate in management, and any right to information concerning the business and affairs of the Company.

     "Minimum Gain" has the meaning set forth in Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Interest Holder in a manner consistent with the Regulations under IRC Section 704(b).

     "Negative Capital Account" means a Capital Account with a balance of less than zero.

     "Nonrecourse Deductions" has the meaning set forth in Regulation Section 1.704-2(b)(l). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Regulation Section l.704-2(c).

     "Nonrecourse Liability" has the meaning set forth in Regulation Section 1.704-2(b)(3).

     "Percentage" means, as to a Member, the percentage set forth after the Member's name on Exhibit A, as amended from time to time, and as to an Interest Holder who is not a Member, the Percentage or part of the Percentage that corresponds to the portion of a Member's Economic Interest that the Interest Holder has Acquired, to the extent the Interest Holder has succeeded to that Member's interest.

     "Person" means and includes an individual, corporation, partnership, association, limited liability company, limited liability membership, trust, estate, or other entity.

     "Positive Capital Account" means a Capital Account with a balance greater than zero.

     "Profit" and "Loss" means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with IRC Section 703(a), with the following adjustments:

     (I) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to IRC Section 703(a)(l) shall be included in computing Profit and Loss;

     (ii) any tax-exempt income of the Company, not otherwise taken into account in computing the Company's taxable income or loss, shall be included in computing Profit and Loss;

     (iii) any expenditures of the Company described in IRC Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section l.704-l(b)(2)(iv)(I)) and not otherwise taken into account in computing the Company's taxable income or loss, shall be subtracted from Profit or Loss, as appropriate;

     (iv) gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the book value as adjusted under Regulation Section 1.704-1(b) ("adjusted book value") of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;

     (v) in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

     (vi) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 shall not be taken into account in computing Profit or Loss.

     "Regulation" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

     "Secretary of State" means the Secretary of State of the State of California.

     "Transfer" means, when used as a noun, any sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, to sell hypothecate, pledge, assign, or otherwise transfer.

                                   Article II
                    Formation and Name; Office; Purpose; Term

     2.1. Organization. The parties hereby organize a limited liability company pursuant to the Act and the provisions of this Agreement. The Company shall cause Articles of Organization to be prepared, executed, and filed with the Secretary of State.

     2.2. Name of the Company. The name of the Company is NAP Property Managers, LLC, a California limited liability company.

     2.3. Purpose. The Company is organized solely for the purpose of acting as the general member of NAP PROPERTIES, LTD., a California limited membership and to do all things necessary, convenient, or incidental to that purpose and to carry on any other business permitted by applicable law.

     2.4. Term. The Company shall continue in existence until December 31, 2016, unless

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sooner dissolved as provided by this Agreement or the Act.

     2.5. Principal Place of Business. The Company's Principal Place of Business shall be located at 3120 East Mission Boulevard, Ontario, California or at any other place within the State of California which the Members select.

     2.6. Resident Agent. The name and address of the Company's resident agent in the State of California is David M. Holmes, 27281 Las Ramblas, Suite 155, Mission Viejo, California 92691.

     2.7. Members. The name, present mailing address, taxpayer identification number, and Percentage of each Member are set forth on Exhibit A.

                                   Article III
                       Members; Capital; Capital Accounts

     3.1. Initial Contributions. Upon the execution of this Agreement, the Members shall contribute to the Company capital as described in Exhibit A, namely, their respective general partnership interests in NAP Property Managers, a California general partnership which general partnership is converted into a California limited liability company by this operating agreement.

     3.2. No Additional Contributions. No Member shall be required to contribute any additional capital to the Company, and no Member shall have personal liability for any obligation of the Company except as expressly provided by law.

     3.3. No Interest on Contributions. Neither Members nor Interest Holders shall be paid interest with respect to Contributions.

     3.4. Return of Contributions. Except as otherwise provided in this Agreement, no Member nor Interest Holder shall have the right to receive the return of any Contribution or withdraw from the Company, except upon the dissolution of the Company.

     3.5. Form of Return of Capital. If a Member or an Interest Holder is entitled to receive the return of a Contribution, the Company may distribute in lieu of money, notes, or other, property having a value equal to the amount of money distributable to such Person.

     3.6. Capital Accounts. A separate Capital Account shall be maintained for each Member and Interest Holder.

     3.7. Loans and Other Business Transactions. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree. Members may also transact other business with the Company and, in doing so, they shall have the same rights and be subject to the same obligations arising out of any such business transaction as would be enjoyed by and imposed upon any Person, not a Member, engaged in a similar business transaction with the Company.

                                   Article IV
                         Profit, Loss, and Distribution

     4.1. Allocations of Profit or Loss and Distributions of Cash Other Than from Capital Transactions.

          4.1.1. Profit or Loss Other Than from a Capital Transaction. After giving effect to the special allocations set forth in Section 4.3, for any taxable year of the Company, Profit or Loss (other than Profit or Loss resulting from a Capital Transaction, which Profit or Loss shall be allocated in accordance with the provisions of Sections 4.2.1 and 4.2.2) shall be allocated to the Interest Holders in proportion to their Percentages.

          4.1.2. Cash Flow. Cash Flow for each taxable year of the Company shall be distributed to the Interest Holders in proportion to their Percentages not later than June 30 of the year following the taxable year.

     4.2. Allocation of Profit or Loss from a Capital Transaction. After giving effect to the special allocations set forth in Section 4.3, Profit and Loss from a Capital Transaction shall be allocated as follows. For purposes of this
Section 4.2, (a) Profit and Loss shall be allocated prior to reducing Capital Accounts by the distribution of the Proceeds from the Capital Transaction and
(b) an Interest Holder's Capital Account shall be determined by crediting to each Interest Holder's Capital Account such Interest Holder's share of Minimum Gain and Member Nonrecourse Debt Minimum Gain remaining after such Capital Transaction.

          4.2.1. Profit. Profit from a Capital Transaction shall be allocated among the Interest Holders in the following order of priority:

               4.2.1.1. First, if one or more Interest Holders has a Negative Capital Account, to those Interest Holders, in proportion to their Negative Capital Accounts, until all of those Negative Capital Accounts have been reduced to zero.

               4.2.1.2. Second, to the Interest Holders as necessary to cause each Interest Holder's Capital Account (after applying Section 4.2.1.1) to equal its respective Adjusted Capital Balance.

               4.2.1.3. Third, any Profit in excess of the foregoing allocations shall be allocated to the Interest Holders in proportion to their Percentages.

          4.2.2. Loss. Loss from a Capital Transaction shall be allocated among the Interest Holders in the following order of priority:

               4.2.2.1. First, to the Interest Holders, as necessary to cause the portion of their Capital Accounts, if any, exceeding their Adjusted Capital Balances, to be in the ratio of their Percentages.

               4.2.2.2. Second, to the Interest Holders in proportion to their Percentages as necessary to eliminate the excess of their respective Capital Accounts (after applying Section 4.2.2.1) over their respective Adjusted Capital Balances.

               4.2.2.3. Third, to the Interest Holders in proportion to their Adjusted Capital Balances until all Positive Capital Accounts (after applying Sections 4.2.2.1 and 4.2.2.2) have been reduced to zero.

               4.2.2.4. Fourth, any Loss remaining shall be allocated to the Interest Holders in proportion to their Percentages.

          4.2.3. Capital Proceeds. Except as provided in Section 4.4 with respect to the Distribution of Capital Proceeds derived in connection with liquidation of the Company, Capital Proceeds shall be distributed and applied by the Company in the following order and priority:

               4.2.3.1. to the payment of all expenses of the Company incident to the Capital Transaction; then

               4.2.3.2. to the payment of debts and liabilities of the Company then due and outstanding (including all debts due to any Interest Holder); then

               4.2.3.3. to the establishment of any reserves which the Members deem necessary for liabilities or obligations of the Company; then

               4.2.3.4. the balance shall be distributed as follows:

                    4.2.3.4.1. to the Interest Holders in proportion to their Adjusted Capital Balances, until their remaining Adjusted Capital Balances have been paid in full;

                    4.2.3.4.2. the balance, to the Interest Holders in proportion to their Percentages.

          4.2.4. If there is insufficient Profit or Loss from a Capital Transaction to allocate to the Interest Holders pursuant to any subsection of
Section 4.2 to cause every Interest Holder's Capital Account balance to equal the entire Capital Account balance described in such subsection with respect to such Interest Holder, Profit or Loss from a Capital Transaction available to be allocated among the Interest Holders pursuant to said subsection shall be allocated in proportion to the amounts thereof that would have been allocated to each Interest Holder pursuant to such subsection if there had been sufficient amounts thereof to fully satisfy the requirements of such subsection with respect to every Interest Holder.

     4.3. Regulatory Allocations.

          4.3.1. Impermissible Deficit and Qualified Income Offset. No
Interest Holder shall be allocated Losses or deductions if the allocation causes the Interest Holder to have an Adjusted Capital Account Deficit; instead, such items shall be allocated to the other Interest Holders. If an Interest Holder for any reason (whether or not expected) receives (1) an allocation of Loss or deduction (or item thereof) or (2) any Distribution, which causes the Interest Holder to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Interest Holder, before any other allocation is made of Company items for that taxable year (other than an allocation under Section 4.3.2), in the amount and in proportions required to eliminate the excess as quickly as possible. This Section 4.3.1 is intended to comply with, and shall be interpreted consistently with, the "alternate test for economic effect" and "qualified income offset" provisions of the Regulations promulgated under IRC Section 704(b).

          4.3.2. Minimum Gain Chargebacks. In order to comply with the "minimum gain chargeback" requirements of Regulation Sections 1.704-2(f)(l) and 1.704-2(I)(4), and notwithstanding any other provision of this Agreement to the contrary, in the event there is a net decrease in an Interest Holder's share of Minimum Gain and/or Member Nonrecourse Debt Minimum Gain during a Company's taxable year, such Interest Holder shall be allocated items of income and gain for that year (and if necessary, other years) as required by and in accordance with Regulation Sections 1.704-2(f)(l) and 1.704-2(I)(4) before any other allocation is made. It is the intent of the parties hereto that any allocation pursuant to this Section 4.3.2 shall constitute a "minimum gain chargeback" under Regulation Section 1.704-2(f) and 1.704-2(I)(4).

          4.3.3. Contributed Property and Book-Ups. In accordance with IRC
Section 704(C) and the Regulations thereunder, including Regulation Section l.704-l(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of Contribution (or deemed Contribution). If the adjusted book value of any Company asset is adjusted under Regulation Section 1.704-l(b)(2)(iv)(f), subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under IRC
Section 704(C) and the Regulations thereunder. The parties hereto agree to use the traditional method with curative allocations, as described in Regulation
Section 1.704-3(c), for making IRC Section 704(C) allocations.

          4.3.4. IRC Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset pursuant to IRC Section 734(b) or IRC Section 743(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.

          4.3.5. Nonrecourse Deductions. Nonrecourse Deductions for a taxable year or other period shall be specially allocated among the Interest Holders in proportion to their Percentages.

          4.3.6. Member Loan Nonrecourse Deductions. Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Interest Holder who bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Regulation Section 1.704-2(I),

          4.3.7. Guaranteed Payments. To the extent any compensation paid to any Interest Holder by the Company, including any fees payable to any Interest Holder pursuant to Section 5.3 hereof, is determined by the Internal Revenue Service not to be a guaranteed payment under IRC Section 707(C) or is not paid to the Interest Holder other than in the Person's capacity as a member (Interest Holder) within the meaning of IRC Section 707(a), the Interest Holder shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Interest Holder's Capital Account shall be adjusted to reflect the payment of that compensation.

          4.3.8. Unrealized Receivables. If an Interest Holder's Economic Interest is reduced (provided the reduction does not result in a complete termination of the Interest Holder's Interest), the Interest Holder's share of the Company's "unrealized receivables" and "substantially appreciated inventory" (within the meaning of IRC Section 751) shall not be reduced, so that, notwithstanding any other provision of this Agreement to the contrary, that portion of the Profit otherwise allocable upon a liquidation or dissolution of the Company pursuant to Section 4.4 hereof which is taxable as ordinary income (recaptured) for federal income tax purposes shall, to the extent possible without increasing the total gain to the Company or to any Interest Holder, be specially allocated among the Interest Holders in proportion to the deductions (or basis reductions treated as deductions) giving rise to such recapture.

          4.3.9. Withholding. All amounts required to be withheld pursuant to IRC Section 1446 or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the affected Interest Holders for all purposes under this Agreement.

          4.3.10. Nonrecourse Liabilities. Solely for purposes of determining an Interest Holder's proportionate share of "excess nonrecourse liabilities" of the Company within the


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meaning of Regulation Section 1.752-3(a)(3), the Interest Holders' interest in
Company profits shall be based on their respective Percentages.

          4.3.11. Intent of Allocations. The tax allocation provisions of this Agreement are intended to produce final Capital Account Balances of the Interest Holders that will permit liquidating distributions that are made in accordance with such final Capital Account Balances under Section 4.4.1 to be equal to the Distributions that would occur under Section 4.2.3.4 (in the same order and priority) if such liquidating proceeds were distributed pursuant to Section
4.2.3.4. To the extent that the tax allocation provisions of this Agreement would not produce such final Capital Account Balances, (1) such provisions shall be amended by the Members if and to the extent necessary to produce such result and (2) taxable income or taxable loss of the Company for prior open years (or items of gross income and deduction of the Company) shall be reallocated among the Interest Holders to the extent it is not possible to achieve such result with allocations of income (including gross income) and deduction for the current year and future years. This Section 4.3.11 shall control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or items thereof by the Internal Revenue Service or any other taxing authority.

          4.3.12. Income Tax Provisions. The Interest Holders are aware of the income tax consequences of this Article IV and agree to be bound by these provisions in reporting their shares of Profit, Losses, and other items for federal and state income tax purposes.

     4.4. Liquidation and Dissolution.

          4.4.1. Upon liquidation of the Company, the assets of the Company shall be distributed to the Interest Holders in accordance with the positive balances in their respective Capital Accounts, after giving effect to all Contributions, Distributions, and allocations for all periods. Distributions to the Interest Holders pursuant to this Section 4.4.1 shall be made in accordance with Regulation Section 1.704-l(b)(2)(ii)(b)(2).

          4.4.2. No Interest Holder shall be obligated to restore a Negative Capital Account.

     4.5. General.

          4.5.1. Except as otherwise provided in this Agreement, the timing and amount of all Distributions shall be determined by the Members.

          4.5.2. If any assets of the Company are distributed in kind to the Interest Holders, those assets shall be valued on the basis of their fair market value, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. Unless the Members otherwise agree, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Members. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section
4.2 and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the Distribution of the assets in liquidation pursuant to Section 4.4.

          4.5.3. All Profit and Loss shall be allocated and all distributions shall be made to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or Distribution is to be made. Notwithstanding the foregoing, unless the Company's taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year; provided, however, the Company's taxable year shall be segregated into two or more segments in order to account for Profit, Loss, or proceeds attributable to a Capital Transaction or to any other extraordinary non-recurring items of the Company.

          4.5.4. The Members are hereby authorized, upon the advice of the Company's tax counsel, to amend this Article IV to comply with the Code and the Regulations promulgated under IRC Section 704(b); provided, however, that no amendment shall materially affect Distributions to an Interest Holder without the Interest Holder's prior written consent.

                                    Article V
                     Management: Rights, Powers, and Duties

     5.1 Management.

          5.1.1. Member Managed. The Company shall be managed by its members.

          5.1.2. General Powers. The Members shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs, including, without limitation, the power to:

               5.1.2.1. acquire by purchase, lease, or otherwise, any real or personal property, tangible or intangible;

               5.1.2.2. construct, operate, maintain, finance, and improve, and to own, sell, convey, assign, mortgage, or lease any real estate and any personal property;

               5.1.2.3. sell, dispose, trade, or exchange Company assets in the ordinary course of the Company's business;

               5.1.2.4. enter into agreements and contracts and to give receipts, releases, and discharges;


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               5.1.2.5. purchase liability and other insurance to protect the
Company's properties and business;

               5.1.2.6. borrow money for and on behalf of the Company, and, in connection therewith, execute and deliver instruments authorizing the confession of judgment against the Company;

               5.1.2.7. execute or modify leases with respect to any part or all of the assets of the Company;

               5.1.2.8. prepay, in whole or in part, refinance, amend, modify, or extend any mortgages or deeds of trust which may affect any asset of the Company and in connection therewith to execute for and on behalf of the Company any extensions, renewals, or modifications of such mortgages or deeds of trust;

               5.1.2.9. execute any and all other instruments and documents which may be necessary or in the opinion of the Members desirable to carry out the intent and purpose of this Agreement, including, but not limited to, documents whose operation and effect extend beyond the term of the Company;

               5.1.2.10. make any and all expenditures which the Members, deem necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation, expenditures for legal, accounting, and other related expenses incurred in connection with the organization, financing, and operation of the Company;

               5.1.2.11. enter into any kind of activity necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Company; and

               5.1.2.12. invest and reinvest Company reserves in short-term instruments or money market funds;

          5.1.4. Limitation on Authority of Members.

               5.1.4.1. No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.

               5.1.4.2. This Section 5.1 supersedes any authority granted to the Members pursuant to Section 17157 of the Act. Any Member who takes any action or binds the Company in violation of this Section 5.1 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

     5.2. Meetings of and Voting by Members.

          5.2.1. A meeting of the Members may be called at any time by those Members holding at least a Majority in Interest of the Members. Meetings of Members shall be held at the Company's principal place of business or at any other place in California, designated by the Person or Persons calling the meeting. Not less than ten (10) nor more than sixty (60) days before each meeting, the Person or Persons calling the meeting shall give written notice of the meeting to each Member entitled to Vote at the meeting. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice may waive notice, either before or after the meeting, by executing a waiver of such notice, or by appearing at and participating, in person or by proxy in the meeting. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by Proxy of Members holding Percentages which aggregate to not less than the greater of fifty-one percent (51%) or the minimum percentage required by law, constitutes a quorum. A Member may Vote either in person or by written Proxy signed by the Member or by the Member's duly authorized attorney in fact; but no Member may designate another as his Proxy except another Member, except for any Member that is a trust, may designate a trustee of the trust as its Proxy, any Corporate Member may designate an officer of that Corporate Member, and any membership, limited liability company, limited liability membership or association may designate a Member or Member (as appropriate) as its Proxy.

          5.2.2. Except as otherwise provided in this Agreement, the affirmative Vote of Members holding a majority of the aggregate Percentages present at the meeting in person and by proxy shall be required to approve any matter coming before the Members.

          5.2.3. In lieu of holding a meeting, the Members may take action by written consents specifying the action to be taken, which consents must be executed and delivered to the Company by Members whose combined Voting Power constitutes not less than the greater of 50% of the total Voting Power of all Members or the minimum percentage required by applicable law. Any such approved action shall be effective immediately. The Company shall give prompt notice to all Members of any action approved by Members by less than unanimous consent.

          5.2.4. Notwithstanding any other provision of this Agreement to the contrary, the following matters shall require the Vote or consent of the percentage interest of Members indicated after each such item for such action to be approved by the Members:

               (a) A decision to continue the business of the Company after dissolution of the Company (100%);

               (b) Approval of the transfer of a Membership Interest and admission of an Assignee as a Member (100%);

               (c) An amendment to the Articles of Organization or this Agreement

(100 %);

     5.3. Personal Service.

          5.3.1. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Members, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.

          5.3.2. The Members shall be entitled to reimbursement for expenses reasonably incurred, and advances reasonably made, in furtherance of the business of the Company upon substantiation of the amount and purpose therefor.

     5.4. Duties of Parties.

          5.4.1. The Members shall only devote such time to the business and affairs of the Company as is necessary to carry on the business of the Company set forth in this Agreement.

          5.4.2. Except as otherwise expressly provided in Section 5.4.3, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company's business. The organization of the Company shall be without prejudice to the Members' respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member's Affiliates.

          5.4.3. The only fiduciary duties a Member owes to the Company and the other Members are the duty of loyalty and the duty of care set forth in subdivisions (a) and (b):

               (a) A Member's duty of loyalty to the Company and the other Members is limited to the following:

                    (1) To account to the Company and hold as trustee for it any property, profit, or benefit derived by the Member in the conduct or winding up of the Company's business or derived from a use by a Member of Company property, including the appropriation of a Company opportunity, without the consent of the other Members;

                    (2) To refrain from dealing with the Company in the conduct or winding up of the Company business as or on behalf of a party having an interest adverse to the Company without the prior, written consent of all other Members; and

               (b) A Member's duty of care to the Company and the other Members in the conduct and winding up of the Company business is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law.

     5.5. Indemnification of Each Member.

          5.5.1. No member shall be liable, responsible, or accountable, in damages or otherwise, to any other Member or to the Company for any act performed by such Member within the scope of the authority conferred by this Agreement or by the other Members, and within the standard of care specified in
Section 5.5.2.

          5.5.2. The Company shall indemnify each Member for any act performed by the Member within the scope of the authority conferred on the Member by this Agreement or by the other Members, unless such act constitutes grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law.

     5.6. Power of Attorney.

          5.6.1. Grant of Power. Each Member constitutes and appoints David M. Holmes as the Member's true and lawful attorney-in-fact ("Attorney-in-Fact"), and in the Member's name, place, and stead, to make, execute, sign, acknowledge, and file:

               5.6.1.1. one or more Articles of Organization;

               5.6.1.2. all documents (including amendments to Articles of Organization) which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement;

               5.6.1.3. any and all other certificates or other instruments required to be filed by the Company under the laws of the State of California or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of California;

               5.6.1.4. one or more fictitious trade name certificates; and

               5.6.1.5. all documents which may be required to dissolve and terminate the Company and to cancel its Articles of Organization.

          5.6.2. Irrevocability. The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the Transfer of a Membership Interest, except that if the Assignee is admitted as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge, and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

                                   Article VI
                Transfer of Interests and Withdrawals of Members

     6.0. Investment Representation. Each Member agrees that the interest being acquired is being acquired for investment and not for the purpose of, or with a view to the distribution or sale thereof. Except as provided herein, no Member may Transfer all, or any portion of, or any interest or rights in, the Membership Interest owned by the Member. Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. The attempted Transfer of any portion or all of a Membership Interest in violation of the prohibition contained in this Section
6.1 shall be deemed invalid, null and void, and of no force or effect, except any Transfer mandated by operation of law and then only to the extent necessary to give effect to such Transfer by operation of law.

          6.0.1. Conditions to Transfer. A Member may Transfer all or any portion of or any interest or rights in the Member's Economic Interest if each of the following conditions ("Conditions of Transfer") is satisfied:

               6.0.1.1. the Transfer may be accomplished without registration, or similar process, under federal and state securities laws;

               6.0.1.2. the transferee delivers to the Company a written agreement to be bound by the terms of Article VI of this Agreement;

               6.0.1.3. the Transfer will not result in the termination of the Company pursuant to IRC Section 708;

               6.0.1.4. the Transfer will not result in the Company being subject to the Investment Company Act of 1940, as amended;

               6.0.1.5. the transferor or the transferee delivers the following information to the Company: (I) the transferee's taxpayer identification number; and (ii) the transferee's initial tax basis in the transferred Membership Interest; and

               6.0.1.6. the transferor complies with the provisions set forth in this Article VI.

                    If the Conditions of Transfer are satisfied, the Member may Transfer all or any portion of the Member's Economic Interest. The Transfer of an Economic Interest pursuant to this Section 6.0 shall not result in the Transfer of any of the transferor's other Membership rights. The transferee of the Economic Interest shall have no right to: (I) become a Member; (ii) exercise any Membership rights other than those specifically pertaining to the ownership of an Economic Interest; or (iii) act as an agent of the Company.

     6.1 Additional Members.

          6.1.1 Admission. A new Member may be admitted to the Membership by the written consent of all of the Members. Each new Member shall be admitted only upon executing this Agreement by an appropriate supplement to it containing the aforementioned consent of the Members, and agreeing to be bound by the terms and provisions of the Agreement as they may be modified by that supplement or other fully executed supplements or amendments. Admission of a new Member shall not cause dissolution or termination of the Company.

          6.1.2 Interest of New Member. A newly admitted Member's capital contribution, Percentage Interest and share of the Company's profits or losses shall be set forth in the executed amendment or supplement to this Agreement which contains the consent of the other Members to the admission of the new Member.

          6.1.3 Tax Election. The Members may, at their sole discretion, make an election under Section 754 of the Code to adjust the basis of the Company's assets, to reflect the purchase price by an assignee.

     6.2 Transfer Restrictions of Membership Interest.

          6.2.1 General Restriction. Except for the special provision concerning Perkins' Membership interest, no Membership interest shall be transferred, encumbered, or in any way alienated or disposed of except under the terms of this Agreement.

          6.2.2 Nonrecognition of Certain Transfers.

               (a) The Company and its Members will not, nor be compelled to, recognize any transfer of a Membership interest to any person who has not delivered to the Company an executed supplement to this Agreement agreeing to be bound by its terms and conditions.

               (b) The Company and its Members will not, nor be compelled to, recognize any transfer made other than in accordance with the terms of the Agreement.

     6.3 Permitted Transfers of Membership Interest. A Member may transfer his Economic Interest to a grantor's inter vivos trust established exclusively for the benefit of the Member and his spouse or issue. Such permitted transferees shall hold the Economic Interest subject to all the provisions of this Agreement as if they were original Membership; provided, should any of the Buy-Out Events set forth below occur with respect to a transferor Member (e.g., death, disability, etc.), then the buy-out rights and obligations contained in this Agreement shall be fully applicable and a permitted transferee bound by them.

     6.4 Buy-Out Events. Each of the following events shall constitute a "Buy-Out Event" affecting Membership Interests:

          6.4.1 Voluntary Sale. Except for Perkins, the intention of a Member to sell all or a portion of his Membership interest for a reason other than specified in the Buy-Out Events set forth below. In such event, the Effective Date shall be the date the Member gives written intention to voluntarily sell his interest.

          6.4.2 Resignation. Except for Perkins, the resignation by a Member as an officer, director or employee or, in the case of Holmes as legal counsel and a member of the Executive Committee of, Safariland Ltd, Inc.("Safariland"). In such event, the Effective Date shall be the date of such resignation.

          6.4.3 Retirement. Except for Perkins, the retirement of a Shareholder as an officer, director or employee or, in the case of Holmes as legal counsel and a member of the Executive Committee of, Safariland. In such event, the Effective Date shall be the date of such retirement.

          6.4.4 Termination of Employment. Except for Perkins, termination by the Board of Directors of a Member as an officer, director, or employee or, in the case of Holmes as legal counsel and a member of the Executive Committee, of Safariland. In such event, the Effective Date shall be the date of such termination.

          6.4.5 Death. The death of a Member. If the death is that of Perkins, his entire interest shall held and distributed by his estate. In the event of death, the Effective Date shall be the date of death of the Member.

          6.4.6 Disability. Except for Perkins, the disability of a Member for a continuous period of twenty-four (24) months. The term "disability" shall mean the Member is not able to perform the substantial and material duties of his regular occupation with and is not working in or for Safariland. In such event, the Effective Date shall be the first day following the expiration of the 24-month period.

          6.4.7 Voluntary Bankruptcy. The filing by any Member of a voluntary petition in bankruptcy or the making of an assignment for the benefit of creditors. In such event, the

Effective Date shall be the date of the filing of the petition or assignment, whichever is applicable.

          6.4.8 Involuntary Bankruptcy. The filing against any Member of an involuntary petition in bankruptcy and such petition is not dismissed within ninety (90) days of the filing. In such event, the Effective Date shall be the first day after the expiration of the 90-day period.

          6.4.9 Dissolution of Marriage. The transfer or award of part or all of the Membership interest of a Member ("Divorced Member") to his spouse under a decree of divorce or judgment of dissolution of marriage or separate maintenance, or under a property settlement or separation agreement; provided, only that portion of the interest subject to the transfer or award will be subject to the buy-out provision of this Agreement. In such event, the Effective Date shall be the date of the transfer or award, as the case may be.

     6.5 Effect of Buy-Out Event.

          6.5.1 Purchase of Membership Interest. The occurrence of a Buy-Out Event shall constitute the offer by separated, deceased, disabled, bankrupt or divorced Member and/or, as the case may be, his spouse, personal representative, executor, or administrator, or the then-trustee of any trust which holds a deceased Member's Membership interest or is a party hereto (for convenience, all referred to as "Selling Member"), to sell his Membership interest to the other Members ("Remaining Members").

          6.5.2 Company Continues. The Company shall not dissolve or terminate on the occurrence of any Buy-Out Event, but its business shall continue without interruption and without any break in continuity. On the occurrence of a Buy-Out Event, the Remaining Members shall not liquidate or wind up the affairs of the Company.

          6.5.3 Definition of "Available Interest". The term "Available Interest" shall refer to that Membership interest which is subject to the effect of a Buy-Out Event, it being expressly noted that Perkins' interest is not subject to specified Buy-Out Events.

     6.6 Procedure for Sale and Purchase. The sale and purchase of an Available Interest shall be implemented as provided below.

          6.6.1 Remaining Members' Option to Purchase. For a period of 45 business days following the Effective Date of a Buy-Out Event, the Remaining Members shall have the option to purchase the Available Interest (by written Election to the Selling Member) in the manner specified immediately below and in Sections 6.7 and 6.9 of this Agreement; provided, if the Buy-Out Event is a Dissolution of Marriage, the Divorced Member shall have the first right to purchase that portion of the Available Interest awarded to his spouse ("Awarded Interest") if practical or legally permissible; otherwise, the Divorced Member shall have the right to purchase any Awarded Interest acquired by the Remaining Members under this Agreement on the same terms and conditions as such Awarded Interest were acquired so long as the Divorced Member exercises his right by written notice to the Remaining Members within 20 days after they were acquired from the Divorced Member's spouse (or her heirs, legal representatives, successors or assigns).

               (a) If the requests specified in all the Elections exceed the Available Interest, then each Remaining Member shall have the right, up to the request each specified in his Election, to purchase such proportion of the Available Interest as his Membership interest bears to the Membership interests held by all the Members electing to purchase.

               (b) On or before the end of the 45-day period, the Remaining Members together shall determine what portion of the Available Interest was effective as to each Remaining Member's Election and each Remaining Member shall meet the terms and conditions of the purchase within 10 days thereafter according to Sections 6.7 (Purchase Price), 6.9 (Payment For and Transfer of Available Interest) and 6.10 (Notes and Security).

          6.6.2 Failure to Purchase All Available Interest. If all the Remaining Members do not or are unable to purchase all the Available Interest, then all the Available Interest may be sold or transferred at any time to any third party within 90 days from the last date of the option periods provided in this Agreement. The transferee will hold the Available Interest subject to the provisions of this Agreement. No transfer of the Available Interest shall be made after the end of the 90 day period, nor shall any change in the terms of transfer be permitted, without a written Notice of Intention To Transfer first being given to the Remaining Members in which case all the provisions of Section 6 shall be applicable.

     6.7 Purchase Price. The Purchase Price for an Available Interest shall be determined by appraisal as follows:

          6.7.1 Within 45 days after a Buy-Out Event, the Selling Member and the Remaining Members (as a group) either (1) shall jointly appoint an appraiser for this purpose, or (2) failing this joint action, shall each separately designate an appraiser and, within 5 days after their appointment, the two designated appraisers shall jointly designate a third appraiser. The failure of either the Selling Member or the Remaining Members to appoint an appraiser within the time allowed shall be deemed equivalent to appointment of the appraiser appointed by the other party or parties. No person shall be appointed or designated an appraiser unless that person is then a member of the American Institute of Real Estate Appraisers or the American Society of Appraisers.

          6.7.2 If, within 10 days after the appointment of all appraisers, a majority of the appraisers concur on the value of the interest being appraised, that appraisal shall be binding and conclusive. If the majority of the appraisers do not concur within that period, the determination of the appraiser whose appraisal is neither highest nor lowest shall be binding and conclusive. The Company and the Member whose interest is to be appraised, or that Member's estate or successors, shall share the appraisal expenses equally.

          6.7.3 A Member's interest in the Company so appraised shall be based on that Member's proportional interest in the Company's profits. Real Estate shall be appraised at fair market value.

     6.8 Insurance Policies

          6.8.1 Identification of Policies. In the event the parties hereto elect to obtain life insurance policies or disability buy-out insurance policies, or both, for the purpose of purchasing a deceased or disabled Member's interest in the Company, then the parties shall execute an appropriate amendment identifying those life insurance policies and/or disability insurance policies and the manner in which the proceeds of such policies are to be used for any such purpose.

          6.8.2. Unneeded Life Insurance Policies. In the event life insurance has been purchased by the Members on the lives of one another to fund the Buy-Out provisions of this Agreement, then on the death of any Member each of the Remaining Members shall have the option for 60 days to purchase the policy of life insurance on the Member's life owned by the Decedent. Each Member shall also have the right to purchase the policies on his life within 60 days after the sale or transfer of all of his Membership interest, or after termination of this Agreement. This option shall be exercised by delivering written notice of exercise to the Decedent's personal representative or to the owner of the policy and paying the purchase price in cash. The purchase price shall be equal to the cash surrender value of the policy, reduced by any unpaid loans made against the policy. If the option is not exercised within that period, the policy owner may surrender the policy for its cash value or dispose of it in any other way he sees fit. The parties agree to execute such releases and assignments as may be necessary to effectuate the provisions of this paragraph.

     6.9 Payment and Transfer of Available Interest.

          6.9.1 General Provisions. On the occurrence of any event that leads to the purchase of an Available Interest under this Agreement, the consideration to be paid for the Interest or portion thereof shall be paid to the Selling Member, his estate, or his former spouse, as the case may be. If the event that leads to the purchase is death of any Member, the Remaining Members shall file the necessary proofs of death and collect the proceeds of any policies of insurance covered by this Agreement and outstanding on the life of the deceased Member. The decedent's personal representative shall apply for and obtain any necessary Court approval or confirmation of the sale of the decedent's Interest under this Agreement. Likewise, the parties will perform all necessary acts to collect under any disability pay-out policies in the event of a Member's disability.

          6.9.2 Payment by Remaining Members. The Remaining Members shall pay the purchase price, or balance of the purchase price if insurance proceeds were first applied, in cash or, at their option, shall pay a cash payment of at least 10% of the purchase price or balance of the purchase price, as the case may be, with the remaining balance paid under a Promissory Note as more fully provided in Section 6.10 below.

          6.9.3 Prompt Payment and Transfer of Available Interest. In all events, consideration for the Available Interest shall be delivered as soon as practicable to the person entitled to it, and the Remaining Members shall cause the transfer of the Available Interest to be reflected in the Membership books and records.

     6.10 Notes and Security.

          6.10.1 Form of Note. The deferred portion of the Purchase Price for any Available Interest purchased under this Agreement shall be represented by a Promissory Note executed by each of the purchasing Members. The Note shall provide for payment of principal in 12 equal quarterly installments plus accrued interest on the unpaid balance at the maximum legal rate permitted by law but not to exceed the rate of 12% per annum, with full privilege of prepayment of all or any part of the principal at any time without penalty or bonus. Any prepaid sums shall be applied against the installments thereafter falling due in inverse order of their maturity, or against all the remaining installments equally, at the option of the payers. The Note shall provide that, in case of default, at the election of the holder the entire sum of principal and interest will immediately be due and payable, and that the makers shall pay reasonable attorney's fees to the holder in the event suit is commenced because of default.

          6.10.2 Pledge of Membership Interest. The Note shall be secured by a pledge of the Available Interest being purchased in the transaction to which the Note relates. The pledgeholder shall be either the Company's general counsel or, if such general counsel is unwilling or unable to act, such other third party as shall be agreed upon by the seller and purchaser, or purchasers, of the Available Interest. The Pledge Agreement shall contain such other terms and provisions as may be customary and reasonable. As long as no default occurs in payments on the Note, the purchasers shall be entitled to all Membership rights attached to the pledged Membership interest; provided, however, any cash distributions shall be paid to the holder of the Note as a prepayment of principal. The purchasers shall expressly waive demand, notice of default, and notice of sale, and shall consent to public or private sale of the pledged Membership Interest in the event of default; in mass or in lots at the option of the pledgeholder, and the seller shall have the right to purchase at the sale.

                                   Article VII
            Dissolution, Liquidation, and Termination of the Company

     7.1. Events of Dissolution. The Company shall be dissolved upon the happening of the first to occur of an event specified in Section 17350 of the Act or the date fixed for its termination in Section 2.4; provided, however, that the Members (other than the Member whose death, incapacity, bankruptcy, withdrawal or dissolution caused the dissolution to occur, if applicable) may be unanimous vote within 90 days of the happening of the event vote to continue the business of the Company, in which case, the Company shall not dissolve. If the remaining members fail to so vote, the remaining Members shall wind up the Company.

     7.2. Procedure for Winding Up and Dissolution. If the Company is dissolved, the Members shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first to creditors of the Company, including Interest Holders who are creditors, in satisfaction of the liabilities of the Company, and then, to the Interest Holders in accordance with Section 4.4 of this Agreement.

     7.3. Filing of Certificate of Cancellation. Upon completion of the affairs of the Company, the remaining Members shall promptly file the Certificate of Cancellation of Articles of Organization with the Secretary of State. If there are no remaining Members, the Certificate shall be filed by the last Person to be a Member; if there is neither remaining Members, nor a Person who last was a Member, the Certificate shall be filed by the legal or personal representatives of the Person who last was a Member.

                                  Article VIII
                  Books, Records, Accounting, and Tax Elections

     8.1. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name. The Members shall determine the financial institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

     8.2. Books and Records.

          8.2.1. The Members shall keep or cause to be kept complete and accurate books, records, and financial statements of the Company and supporting documentation of transactions with respect to the conduct of the Company's business. The books, records, and financial statements of the Company shall be maintained on the cash basis of accounting or such other method as the Members may elect. Such books, records, financial statements, and documents shall include, but not be limited to, the following:

          (1) a current list of the full name and last known business or residence address of each Member and Interest Holder, in alphabetical order, with the Contribution and the share in profits and losses of each Member and Interest Holder specified in such list;

          (2) the Articles of Organization, including all amendments; and any powers of attorney under which the Articles of Organization or amendments were executed;

          (3) federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

          (4) this Agreement and any amendments thereto; and any Powers-of-Attorney under which this Agreement or amendments were executed;

          (5) financial statements for the six most recent years;

          (6) internal books and records for the current and three most recent years; and

          (7) a true copy of relevant records indicating the amount, cost, and value of all property which the Company owns, claims, possesses, or controls.

          8.2.2. Such books, records, and financial statements of the Company and supporting documentation shall be kept, maintained, and available at the Company's office within the State of California.

     8.3. Right to Inspect Books and Records; Receive Information.

          8.3.1. Upon the reasonable request of a Member for a purpose reasonably related to the interest of that Member of the Company, a copy of this Agreement, as well as the information required to be maintained by the Company under subparagraphs (1), (2), and (4) of Section 8.2.1. shall be promptly delivered to the requesting Member at the expense of the Member.

          8.3.2. Each Member has the right upon reasonable request, and for purposes reasonably related to the interest of that Member of the Company, to do the following:

               (1) to inspect and copy during normal business hours any of the records required to be maintained by the Company under Section 8.2.1 of this Agreement; and

               (2) to obtain from the Company promptly after becoming available, a copy of the Company's federal, state, and local income tax or information returns for each year.

          8.3.3. The Company shall send or shall cause to be sent to each Member or Interest Holder within 90 days after the end of each fiscal year of the
Company: (I) such information as is necessary to complete federal and state income tax or information returns, and (ii) if the Company has 35 or fewer Members, a copy of the Company's federal, state, and local income tax or information returns for the fiscal year.

          8.3.4. Unless otherwise expressly provided in this Agreement, the inspecting or requesting Member as the case may be, shall reimburse the Company for all reasonable costs and expenses incurred by the Company in connection with such inspection and copying of the Company's books and records and the production and delivery of any other books or records.

     8.4. Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company's taxable year shall be selected by the Members, subject to the requirements and limitations of the Code.

     8.5. Tax Matters Partner. David M. Holmes shall be the Tax Matters Partner for purposes of IRC Section 6231(a)(7), and shall have all the authority granted by the Code to the Tax Matters Partner, provided that he shall not have the authority without first obtaining the consent of the Members to do any of the following:

          1. Enter into a settlement agreement with the Internal Revenue Service that purports to bind the other Members.

          2. File a petition as contemplated in IRC Section 6226(a) or IRC
Section 6228.

          3. Intervene in any action as contemplated in IRC Section 6226(b)(5).

          4. File any request contemplated in IRC Section 6227(b).

          5. Enter into an agreement extending the period of limitations as contemplated in IRC Section 6229(b)(1)(B).

     8.6. Tax Elections. The Tax Matters Partner shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under IRC Section
754. The decision to make or not make an election shall be at the Tax Matters Partner's sole and absolute discretion.

     8.7. Title to Company Property. All real and personal property acquired by the Company shall be acquired and held by the Company in the Company's name.

                                   Article IX
                               General Provisions

     9.1. Assurances. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts shall be appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

     9.2. Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a "notice") required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested. A notice must be addressed to an Interest Holder at the Interest Holder's last known address on the records of the Company. A notice to the Company must be addressed to the Company's principal office. A notice delivered personally will be deemed given only when acknowledged in writing by the Person to whom it is delivered. A notice that is sent by Mail will be deemed given three (3) business days after it is Mailed from the United States. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

     9.3. Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled, without a requirement for the filing of a bond or other security, to one or more preliminary or permanent orders (I) restraining and enjoining any act which would constitute a breach or
(ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

     9.4. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Members.

     9.5. Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of California.

     9.6. Article and Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

     9.7. Binding Provisions. This Agreement is binding upon, and to the limited extent specifically provided herein, inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and assigns.

     9.8. Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the appropriate United States District Court in California or any California State Court having jurisdiction over the subject matter of the dispute or matter. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

     9.9. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

     9.10. Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

     9.11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

     9.12. Estoppel Certificate. Each Member shall, within ten (10) days after written request therefor by another Member, deliver to the requesting Person a certificate stating, to the Member's knowledge, that: (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof.

     IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.

MEMBERS:


Neale A. Perkins                  /s/ Neale A. Perkins
Safariland Ltd., Inc.             --------------------------
3120 East Mission Boulevard
Ontario, California 91761

###-##-####
Social Security Number


Scott T. O'Brien                  /s/ Scott T. O'Brien
Safariland Ltd., Inc.             --------------------------
3120 East Mission Boulevard
Ontario, California 91761

###-##-####
Social Security Number


David M. Holmes                   /s/ David M. Holmes
27281 Las Ramblas                 --------------------------
Suite 155
Mission Viejo, California 92691

###-##-####
Social Security Number

Mark C. Nelson                    /s/ Mark C. Nelson
Safariland Ltd., Inc.             --------------------------
3120 East Mission Boulevard
Ontario, California 91761

###-##-####
Social Security Number

               NAP PROPERTY MANAGERS, LLC, LIMITED LIABILITY COMPANY
                               OPERATING AGREEMENT

                                    EXHIBIT A

Name, Address                                     Percentages
Taxpayer I.D. Number           Capital             of Initial         Date
of Initial Members          Contribution             Capital        Admitted
--------------------   ------------------------   -----------   ----------------

Neale A. Perkins       His interest as a
                       general partner in NAP
                       Property Managers, a
                       California general
                       partnership                   92.1%      October 9, 1996

Scott T. O'Brien       His general partnership
                       in NAP Property Managers
                       a California general
                       partnership                    3.8%      October 9, 1996

David M. Holmes        His general partnership
                       in NAP Property Managers
                       a California general
                       partnership                    3.8%      October 9, 1996

Mark C. Nelson         His general partnership
                       in NAP Property Managers
                       a California general
                       partnership                    0.3%      October 9, 1996

                                 FIRST AMENDMENT

                                       TO

                      MEMBER-MANAGED OPERATING AGREEMENT OF

                           NAP PROPERTY MANAGERS, LLC,
                     a California limited liability company

     THIS FIRST AMENDMENT to the Member-Managed Operating Agreement of NAP Property Managers, LLC, a California limited liability company, executed on October 9, 1996, is made by and among the parties listed on the signature page hereof (collectively referred to as the "Members" or individually as "Member").

     IT IS AGREED:

     1. Pursuant to Article VI, Section 6.0.1 of the Agreement, effective this date the Membership Interest in the Company held by Scott T. O'Brien (3.8%) and David M. Holmes (3.8%), are transferred and assigned to Neale A. Perkins, Trustee of The Neale A. Perkins Trust established 3/13/90. Further, effective January 1, 1998 Mark C. Nelson assigned his Membership Interest in the Company to Neale A. Perkins. (See attached Assignments Of Membership Interest.)

     2. The Members hereby consent to the transfer and assignment of the foregoing Membership Interest.

     3. Pursuant to Article VI, Section 6.1.1 of the Agreement, Neale A. Perkins, Trustee of the Neale A. Perkins Trust established 3/13/90 hereby transfers 1.0000% to Patricia A. Perkins. (See attached Assignment Of Membership Interest.)

     4. The Members hereby consent to the transfer and assignment of the foregoing Membership Interest and, by her signature on this First Amendment, Patricia A. Perkins agrees to be bound by all the terms and conditions of the Agreement.

     5. Exhibit A is amended as set forth below to reflect the transfer and assignments of Membership Interests:

---------------------------------------------------------------------------------
                                                                       Percentage
        "Member                        Capital Contribution             Interest
---------------------------------------------------------------------------------
Neale A. Perkins, Trustee   His interest as a general partner in NAP    99.0000%
of The Neale A. Perkins     Property Managers, a California general
Trust dated 3/13/90         partnership
---------------------------------------------------------------------------------
Patricia A. Perkins         Assignment of Membership Interest by         1.0000%
                            Neale A. Perkins, Trustee of The Neale
                            A. Perkins Trust established 3/13/90.
---------------------------------------------------------------------------------
                                                            TOTAL      100.0000%"
---------------------------------------------------------------------------------

     5. Except as added to, deleted, modified, or otherwise changed by this First Amendment, the terms and provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned Members have executed this First Amendment to be effective as of May 6, 1999.

     MEMBERS:

The Neale A. Perkins Trust dated 3/13/90


/s/ Neale A. Perkins
---------------------------------------
Neale A. Perkins, Trustee


/s/ Patricia A. Perkins
---------------------------------------
Patricia A. Perkins

                                SECOND AMENDMENT

                                       TO

                      MEMBER-MANAGED OPERATING AGREEMENT OF

                           NAP PROPERTY MANAGERS, LLC,
                     a California Limited Liability Company
                          (Effective as of May20, 2000)

     THIS SECOND AMENDMENT to the Member-Managed Operating Agreement (this "Agreement") of NAP PROPERTY MANAGERS, LLC, a California limited liability company (the "Company") is made by ARMOR HOLDINGS PROPERTIES, INC., a Delaware corporation and the sole Member of the Company.

     1. This Agreement is amended to reflect that the sole Member of the Company is ARMOR HOLDINGS PROPERTIES, INC., a Delaware corporation, having acquired all of the Membership Interests of Patricia A. Perkins and The Neale A. Perkins Trust dated March 13, 1990, pursuant to the assignments of interests annexed hereto.

     2. ARMOR HOLDINGS PROPERTIES, INC. shall act as the sole Managing Member of the Company.


                                       ARMOR HOLDINGS PROPERTIES,
                                       INC., Managing Member


                                       By: /s/ Robert R. Schiller
                                           -------------------------------------
                                           Name: Robert R. Schiller
                                           Title: Vice President